EXHIBIT 10(d)

NON-QUALIFIED STOCK OPTION AGREEMENT

Dated: MM DD, YYYY

[Name]

[Address]

Dear                     :

This Letter Agreement (“the Agreement”) will confirm a grant to you of a non-qualified stock option (“NQ”) as of the date hereof, by Union Pacific Corporation (the “Company”), under the 2000 Directors Stock Plan of the Company (the “Plan”), a copy of which is attached hereto and made a part hereof.

OPTION

1. GRANT OF OPTION. The Company hereby grants to you an NQ to purchase all or any part of x,xxx shares of Common Stock of the Company, par value $2.50 per share (“Common Stock”), on the terms and conditions as set forth herein and in the Plan.

2. OPTION PRICE. The price at which the option shares may be purchased under the NQ (the “Option Price”) is $xx.xx per share, said price having been determined in accordance with Section 6(b)(v) of the Plan.

3. DURATION AND EXERCISE OF THE OPTION. The NQ shall be exercisable upon the terms and conditions of the Plan, as supplemented by this Agreement and not otherwise.

Except as otherwise provided in the Plan, the NQ may be exercised, either in whole or in part, at any time and from time to time, but only during the period beginning on [one or two years from grant date] and ending on [ten years from grant date]. The five-year time limit for exercise upon your termination of service with the Company as described in paragraph (b)(iv) of Section 6 of the Plan shall not apply and the NQ may be exercised until [ten years from grant date]. The NQ must be exercised in portions of 100 shares, or any integral multiple thereof, except to complete the exercise of the NQ.

The NQ is also subject to forfeiture in the event of your termination of service with the Company prior to [one or two years from grant date], as contemplated in paragraph

(b)(iv) of Section 6 of the Plan. Notwithstanding any other provision of this Agreement, no NQ may be exercised subsequent to [ten years from grant date].

4. METHOD OF EXERCISE. The NQ may be exercised, during your lifetime, only by you. Exercise of the NQ shall be by appropriate notice accompanied by valid payment in the form of (a) a check; (b) an attestation form confirming your current ownership of whole shares of Company Common Stock which, together with a check for any shortfall, is sufficient to cover the cost of exercise for the shares to be purchased; or (c) an authorization to sell shares equal in value to the Option Price. Notices and authorizations shall be delivered and all checks shall be payable to the Company’s third party stock plan administrator for the Company, or as otherwise directed by the Company.

5. APPLICABILITY OF THE PLAN. This Agreement and the NQ granted hereunder are subject to all of the terms and conditions of the Plan, as the same may be amended in accordance with Section 10 thereof, and may not be assigned or transferred, except by will or the laws of descent and distribution in the case of your death, as provided in paragraph (b)(ii) of Section 6 of the Plan.

GENERAL

6. SEVERABILITY. If any provision of this Agreement is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Company, it shall be stricken and the remainder of the Agreement shall remain in force and effect.

7. CHOICE OF LAW. All questions pertaining to the construction, regulation, validity, and effect of this Agreement shall be determined in accordance with the laws of the State of Utah, without regard to the conflict of laws doctrine.

Sincerely,
UNION PACIFIC CORPORATION

By

Chairman, President & Chief Executive Officer